EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of ChoiceOne Financial Services, Inc. on Form S-4/A of our report dated March 7, 2006, on the consolidated financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in the Prospectus and Proxy Statement, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Grand Rapids, Michigan
September 5, 2006